Exhibit 10.3

                               SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT ("Agreement") is made as of this 9th day of September 2005, by and between AIMSI Technologies, Inc., a Utah corporation (the "Company"), and Edward J. Lapsa ("Employee").

                                   WITNESSETH:

         WHEREAS, the Company and Employee are parties to that certain letter agreement, dated April 20, 2005 (the "Letter Agreement"), pursuant to which Employee accepted the Company's offer to serve as the President and Chief Executive Officer of the Company and its subsidiaries on an interim basis;

         WHEREAS, paragraph 4 of the Letter Agreement provides that the Company shall cooperate with Employee to enter into an agreement under which the Company would compensate Employee for a period of time following the termination of Employee's employment for reasons other than for cause or Employee's voluntary termination; and

         WHEREAS, pursuant to paragraph 4 of the Letter Agreement, the Company and Employee desire to set forth certain arrangements in the event of Employee's separation from the Company.

         NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


         1. Severance.

                  (a) Salary. If at any time following the date hereof Employee's employment with the Company as interim President and Chief Executive Officer is terminated (i) by the Company without "Cause" (as defined below), or
(ii) by Employee for "Good Reason" (as defined below), Employee's base annual salary of $168,000 shall continue as severance payments until, and terminate upon, the six (6) month anniversary of the effective date of such termination. Such severance payments shall be payable during the six-month severance period in accordance with the Company's regular payroll practices as currently in effect and shall be subject to such withholding as may be required by applicable law.

                  (b) Benefits. Upon termination of Employee's employment (i) by the Company without Cause or (ii) by Employee for Good Reason, Employee shall, in addition to receiving his base salary as severance payments in accordance with Section 1(a) above, retain all of his benefits until the six (6) month anniversary of the date of his termination.

                  Upon termination of Employee's employment with the Company, whether for Cause or otherwise, Employee shall be entitled to any earned and unpaid benefits (other than base salary) up to the date of termination, provided, however, that the Company may set off any amounts owed by Employee to the Company, its subsidiaries or its affiliates (including but not limited to any unearned salary advances or outstanding loans) against any payments due Employee hereunder (whether for severance or otherwise).

                  (c) For purposes of this Agreement, the term "Cause" shall mean the following: (i) if Employee is in material violation or breach of the terms of this Agreement or neglects or refuses to perform his employment duties reasonably assigned to him by the Board of Directors of the Company or fails to attempt in good faith to follow any material express written direction of any lawful rule or regulation established by the Company or its Board of Directors which is consistent with the scope of Employee's employment duties and such neglect, refusal, violation or breach continues uncured for thirty (30) days following receipt by Employee of written notice of such breach (specifying in reasonable detail the basis therefore and stating that it is grounds for Cause); provided, however, the Employee shall be permitted to respond and to defend himself before the Board of Directors or any appropriate committee thereof within a reasonable period of time following written notification of any proposed termination; provided, further, that the cure provision contained in this Section 1(c)(i) shall not apply to any breaches of the covenants contained in Section 2 hereof; or (ii) if Employee commits fraud or theft against the Company and/or its subsidiaries or affiliates or is convicted of a felony offense or any crime involving moral turpitude.

                           For purposes of this Agreement, termination by
Employee of his employment with the
Company for "Good Reason" shall mean termination based on any of the following:
(i) a reduction by the Company in Employee's salary, compensation or benefits as set forth in Section 1 hereof; (ii) a demotion in Employee's position with the Company from the position referenced in Section 1 hereof, except in the event that Employee is restored to his position as Vice President of Research and Development, in which he served prior to April 20, 2005; (iii) a material breach by the Company of the terms of this Agreement that continues uncured for thirty
(30) days following receipt by the Company of written notice of such breach;
(iv) the Company's requiring Employee to be based more than 100 miles from the Company's principal office in Oak Ridge, Tennessee; (v) the failure by the Company to obtain an agreement from any successor (whether by merger, the purchase of all or substantially all of the Company's assets, or otherwise) to assume and agree to perform this Agreement; or (vi) the termination by the University of Alabama in Huntsville or Georgia Tech Applied Research Corporation of the intellectual property and other rights granted to the Company, its subsidiaries or affiliates, pursuant to the Executive License Agreement dated September 1, 2004, or the Cost Reimbursement Research Project Agreement effective August 1, 2004, respectively, if such rights are, at the time of the termination, essential for the conduct of the Business as it is then-presently conducted, and if such termination directly results in the insolvency, bankruptcy and/or dissolution of the Company within thirty (30) days after the termination.

                  (d) The Company shall have the right to terminate Employee's employment without the payment of severance or benefits (i) in the event of Employee's death or (ii) if, due to any physical or mental illness, disability or incapacity, Employee is prevented from performing the essential functions of his employment duties for a period of not less than ninety (90) consecutive days or for an aggregate of one hundred fifty (150) days during any period of twelve
(12) consecutive months, even with reasonable accommodations.

                  (e) Recognition. Employee recognizes and accepts that (i) Employee is employed by the Company on an "at will" basis, (ii) this Agreement does not guarantee or otherwise provide for employment and that, at any time and for any reason, Employee may resign or the Company may terminate Employee's employment with the Company, and (iii) the Company shall not, in any case, be responsible for any additional amount, severance pay, termination pay, severance obligation or other damages whatsoever arising from the termination of his employment, above and beyond those specifically provided for in this Agreement.

                  (f) Effectiveness of Agreement. In order for this Agreement to become effective, Employee shall, upon his termination, execute a release in the form provided to him by the Company, under which, in consideration for the Company's payments to Employee pursuant to Section 1 of this Agreement, Employee shall release the Company from any and all claims arising out of or relating to Employee's employment with the Company, its subsidiaries or affiliates and/or the termination of such employment.

         2.       Restrictive Covenants.

                  (a) Employee will not, during the term of his employment with the Company and for one year thereafter (the "Restricted Period"), in any capacity (including, but not limited to, owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly or through affiliates, within a 100 mile radius of the Company's principal office in Oak Ridge, Tennessee, for his own account or for the benefit of any person or entity, establish, engage in or be connected with (i) the Business (as defined herein) or (ii) any business which is similar to or in competition with the business conducted by the Company (or any subsidiaries or affiliates thereof) during the Restricted Period.

                  (b) Employee will not, during the Restricted Period, in any capacity (including, but not limited to, owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly or through affiliates, for their own account or for the benefit of any other person or entity, including without limitation, a person or entity in the Business or any business in competition with the Company (or any subsidiaries or affiliates thereof), during the Restricted Period:

                           (i) Solicit, hire, contract, engage, retain, divert,
induce or accept business
from or otherwise take away or interfere with any customer of the Company (or any subsidiaries or affiliates thereof) or any prospective customer of the Company (or any subsidiaries or affiliates thereof) with which the Company (or any subsidiaries or affiliates thereof) has had a substantial business contact during the Restricted Period for the purpose of providing the same or similar services or goods as that of the Company (or any subsidiaries or affiliates thereof); and/or

                           (ii) Solicit, divert or induce any of the employees
or consultants of the Company
(or any subsidiaries or affiliates thereof) to leave or to work for Employee or any person or entity with which Employee is connected.

                  (c) Employee will not, at any time after the date hereof, whether directly, indirectly or through affiliates, disclose, communicate or divulge to any person or entity, or use for the benefit of any person or entity, any secret, confidential or proprietary knowledge or information with respect to the conduct or details of the Business by the Company (or any subsidiaries or affiliates thereof) including, but not limited to, know-how, processes, customers, prospects, costs, pricing information, trade secrets, products, employees, agents, representatives, policies, marketing methods and strategies, finances, financial condition and suppliers.

                  (d) Neither the Company nor Employee will, at any time after the date hereof, whether directly, indirectly or through affiliates, publish or communicate disparaging or derogatory statements or opinions about the other (including but not limited to, disparaging or derogatory statements or opinions about the Company's and/or its subsidiaries' or affiliates' management, products or services) to any third party. It shall not be a breach of this Section for either party to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on his reasonable belief and are not made in bad faith.

                  (e) Employee agrees that at no time will it take any action, directly or indirectly, to circumvent its respective obligations under, or to deprive the Company (or its subsidiaries or affiliates) of any benefit intended by, any provision of this Agreement. Without limiting the generality of the foregoing, Employee shall not in any way assist or enable any person or entity to take any action that Employee is prohibited from taking himself pursuant to this Agreement.

                  (f) Employee and the Company agree that any breach by either party of the covenants and agreements contained in this Section 2 may result in irreparable injury to the other (including, with respect to the Company, its subsidiaries and affiliates) for which money damages may not adequately compensate the injured party and, therefore, in the event of any such breach, Employee or the Company, as the case may be, shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to seek to have an injunction issued by any competent court of equity enjoining and restraining Employee or the Company, as the case may be, and any other person or entity involved therein from continuing such breach.

                  (g) If any portion of the covenants and agreements contained in this Section 2, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement in this Section 2 is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

                  (h) The term, "Business", as used herein, means the design, development, manufacture, marketing and/or sale of the "ALARM" hand-held sensor capable of detecting radiological, chemical and biological agents, and all derivative platforms and intellectual property.

                  (i) Sections 2(a) and 2(b) of this Agreement shall be void and of no force and effect if Employee is terminated without Cause or if Employee terminates his employment for Good Reason. Sections 2(c), 2(d), 2(e), 2(f), 2(g), 2(h) and 2(i) shall survive any termination of Employee's employment (including termination without Cause or for Good Reason).

         3. Miscellaneous.


                  (a) Waivers and Amendments. This Agreement may be amended or modified only by a written instrument signed by all the parties. Neither the failure, nor any delay, on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, remedy, power or privilege hereunder, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder.


                  (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Tennessee (notwithstanding any conflict of laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.


                  (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                           (i) If to Employee:

                                    Edward J. Lapsa
                                    12917 Heathland Drive
                                    Knoxville, Tennessee  37922
                                    Fax: (865) 675-6941

                           (ii) If to the Company:

                                    AIMSI Technologies, Inc.
                                    702 South Illinois Avenue, Suite 203
                                    Oak Ridge, Tennessee  37830
                                    Attn:  Roland Edison, Chairman
                                    Fax: (865) 482-9879

                        with a copy, given in the manner prescribed above, to:




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                                    Blank Rome LLP
                                    One Logan Square
                                    Philadelphia, PA 19103
                                    Attn:  Alan Zeiger, Esq.
                                    Fax: (215) 832-5754

                  In addition, notice by mail shall be by air mail if posted outside of the continental United States.

                  Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

                  (d) Binding Nature of Agreement. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns.

                  (e) Assignment. This Agreement may not be assigned by Employee. The Company may, without the consent of Employee, assign its rights and obligations hereunder to an affiliate thereof or in connection with a sale of substantially all of its assets.

                  (f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                  (g) Provisions Severable. If any provision of this Agreement is construed to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.


                  (h) Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.


                  (i) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.



                            [Signature page follows]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.


                                COMPANY:


                                By:    /s/ Roland Edison
                                       Roland Edison
                                    Chairman of the Board
                                   AIMSI Technologies, Inc.


                                EMPLOYEE:


                               /s/ Edward J. Lapsa
                              --------------------------------------------
                                   Edward J. Lapsa